Exhibit (a)(1)(i)
Offer to Purchase

Offer To Purchase For Cash

by

CompuCredit Holdings Corporation

of

Up to $160,000,000 Aggregate Principal Amount of its Outstanding

3.625% Convertible Senior Notes due 2025 (CUSIP No. 20478N AA 8)
and
5.875% Convertible Senior Notes due 2035 (CUSIP No. 20478N AC 4)

These tender offers and withdrawal rights will expire at 11:59 p.m., New York City time, on February 25, 2010, unless extended by CompuCredit Holdings Corporation (such time and date, as the same may be extended, the “Expiration Date”).

CompuCredit Holdings Corporation, a Georgia corporation (“CompuCredit,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal, up to $160.0 million aggregate principal amount (the “Tender Cap”) of our outstanding 3.625% Convertible Senior Notes due 2025 (the “2025 Notes”) and our outstanding 5.875% Convertible Senior Notes due 2035 (the “2035 Notes” and, together with the 2025 Notes, the “Notes”). This Offer to Purchase consists of two separate offers (together, the “Offers”), with one offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes and a second offer to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes. The 2025 Notes will be purchased before the 2035 Notes, and it is possible that no 2035 Notes will be purchased. The principal amount of the Notes may be prorated as set forth in this Offer to Purchase.

We will offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes validly tendered and not validly withdrawn at a purchase price to be determined by the “Modified Dutch Auction” procedure described below (in multiples of $0.50 per $1,000 principal amount), not greater than $500 nor less than $460 per $1,000 principal amount of such Notes.  In addition, we will offer to purchase, up to the amount of the Tender Cap remaining (if any) after the purchase of the 2025 Notes, 2035 Notes validly tendered and not validly withdrawn at a purchase price to be determined by the “Modified Dutch Auction” procedure (in multiples of $0.50 per $1,000 principal amount), not greater than $350 nor less than $310 per $1,000 principal amount of such Notes.  In each case, no tenders will be accepted outside the indicated Price Ranges (as defined below).  Tendering holders of Notes (“Holders”) that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but excluding, the date on which such Notes are purchased.

This Offer to Purchase and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn is conditioned upon at least $80.0 million in aggregate principal amount of 2025 Notes (representing 34.7% of the par value of the outstanding 2025 Notes) being validly tendered within the indicated 2025 Notes Price Range (as defined below) and not validly withdrawn (the “Minimum Tender Condition”) and the other general conditions to the Offers set forth herein discussed under the heading “The Offers — Conditions to the Offers.”  If the Minimum Tender Condition or any of the other general conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Notes, and any Notes that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for 2025 Notes validly tendered and not properly withdrawn and a single price, if any, that we will pay per $1,000 principal amount for 2035 Notes validly tendered and not properly withdrawn, in each case taking into account the total amount of the respective Notes tendered and the prices specified by tendering Holders. With respect to the 2025 Notes, we will select the lowest purchase price that will allow us to purchase up to $160.0 million aggregate principal amount of the 2025 Notes or such lesser amount of such Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, the “2025 Notes Purchase Price”). With respect to the 2035 Notes, we will select the lowest purchase price that will allow us to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes, or such lesser amount of such 2035 Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, if any, the “2035 Notes Purchase Price” and, together with the 2025 Notes Purchase Price, the “Purchase Price”).  In each case, no tenders will be accepted outside the indicated Price Ranges.   All 2025 Notes acquired pursuant to this Offer to Purchase will be acquired at the same purchase price, including those 2025 Notes tendered at a price lower than the 2025 Notes Purchase Price.  All 2035 Notes acquired pursuant to this Offer to Purchase, if any, will be acquired at the same purchase price, including those 2035 Notes tendered at a price lower than the 2035 Notes Purchase Price. Only Notes validly tendered at prices at or below the applicable Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the applicable Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the applicable Purchase Price. Notes not purchased in the Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Offers.

As of January 27, 2010, there were $230.5 million aggregate principal amount of the 2025 Notes outstanding and $156.0 million aggregate principal amount of the 2035 Notes outstanding. The up to $160.0 million aggregate principal amount of the 2025 Notes that we are offering to purchase pursuant to this Offer to Purchase represents approximately 69.4% of the total aggregate outstanding principal amount of the 2025 Notes.  The aggregate principal amount of 2035 Notes we are offering to purchase depends on the aggregate principal amount of 2025 Notes purchased pursuant to this Offer to Purchase.  If we purchase $160.0 million aggregate principal amount of the 2025 Notes, we will not purchase any 2035 Notes.  If we purchase $80.0 million aggregate principal amount of the 2025 Notes, the Minimum Tender Condition, we will purchase up to $80.0 million aggregate principal amount of the 2035 Notes, which represents approximately 51.3% of the total aggregate outstanding principal amount of the 2035 Notes.

See “The Offers — Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the Offers.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Subject to the terms and conditions of the 2025 Indenture (as defined herein), the 2025 Notes are convertible into cash and shares of our common stock, if any, at a conversion rate of 26.9108 shares per $1,000 principal amount of 2025 Notes (equal to a conversion price of approximately $37.16 per share), and, subject to the terms and conditions of the 2035 Indenture (as defined herein), the 2035 Notes are convertible into cash and shares of our common stock, if any, at a conversion rate of 22.1149 shares per $1,000 principal amount of 2035 Notes (equal to a conversion price of approximately $45.22  per share), in each case subject to adjustment. The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended, are not eligible for trading on the PORTAL Market. CompuCredit’s common stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The closing price of our common stock on January 27, 2010 was $3.24 per share.

The dealer manager for the Offers is:

UBS Investment Bank

January 28, 2010

IMPORTANT INFORMATION

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offers. Neither CompuCredit nor the trustee under the Indentures (as defined herein) governing the Notes, the information agent, the depositary nor the dealer manager makes any recommendation as to whether or not you should tender Notes pursuant to the Offers. Each Holder must make its own decision as to whether to tender its Notes and, if so, the principal amount of the Notes to be tendered.

 This Offer to Purchase and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to this Offer to Purchase is conditioned upon the Minimum Tender Condition (which requires at least $80.0 million in aggregate principal amount of the 2025 Notes being validly tendered within the indicated 2025 Notes Price Range and not validly withdrawn, representing 34.7% of the outstanding 2025 Notes) and the other general conditions to the Offers set forth herein being satisfied or waived by CompuCredit on or prior to the Expiration Date. See “The Offers — Conditions to the Offers.” If the Minimum Tender Condition or any of the other general conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.

Subject to applicable law, CompuCredit reserves the right, in its sole discretion, to (1) waive any condition to the Offers and accept all Notes previously tendered pursuant to the Offers up to an aggregate principal amount of $160.0 million, and subject to the proration described herein, (2) extend the Expiration Date and retain all Notes tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders as described under “The Offers —Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Notes upon failure of any of the conditions to the Offers. Any amendment to the Offers will apply to all Notes tendered pursuant to the Offers.

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, CompuCredit will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit, on the day of acceptance of the Notes tendered pursuant to the Offers, by or on behalf of CompuCredit of immediately available (same-day) funds with U.S. Bank National Association, the depositary for the Offers.

In the event that the Offers are withdrawn or otherwise not completed, the purchase price with respect to the Offers will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offers. In any such event, any Notes previously tendered in the Offers will be promptly returned to the tendering Holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Notes. Participants in the Depository Trust Company (“DTC”) must transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”). For further information, call the information agent or the dealer manager at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Notes” and the accompanying Letter of Transmittal.

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 25, 2010 (40 business days after the commencement of the Offers). See “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Holders who do not tender their Notes for purchase pursuant to the Offers or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the applicable Indentures governing the Notes. The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in the private placement transactions are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended, are not eligible for trading on the PORTAL Market. CompuCredit’s common stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The Notes are unsecured obligations of CompuCredit and are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. See “The Offers — Certain Significant Considerations” and “Certain United States Federal Income Tax Considerations” for discussions of certain factors that should be considered in evaluating the Offers.

This Offer to Purchase constitutes neither an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer under applicable securities or blue sky laws. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to Holders in a manner reasonably calculated to inform such Holders of such change.

CompuCredit and its affiliates, including its executive officers and directors, will be prohibited by Exchange Act Rule 13e-4 from purchasing any of the Notes outside the Offers until at least the tenth business day after the expiration or termination of the Offers. Following that time, CompuCredit and its affiliates reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offers, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as CompuCredit or any of its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. CompuCredit cannot assure you as to which, if any, of these alternatives (or combinations thereof) CompuCredit or any of its affiliates might pursue.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by CompuCredit or the dealer manager.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of CompuCredit, the dealer manager, the information agent, the depositary or the trustee is responsible for the selection or use of the CUSIP numbers listed on the front cover page of this Offer to Purchase, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to the Offers may be directed to Global Bondholder Services Corporation, the information agent for the Offers, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions concerning the terms of the Offers or requests for assistance may be directed to UBS Securities LLC, the dealer manager for the Offers, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Notes with questions and requests for assistance concerning the Offers. Any Holder or beneficial owner that has questions concerning tender procedures should contact the depositary at the address or telephone numbers set forth on the back cover of this Offer to Purchase.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference in this Offer to Purchase contain certain statements that are forward-looking. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. These factors include, among others, those discussed under the heading “The Offers — Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” under Item 1A of Part II of CompuCredit Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the section entitled “Risk Factors” under Item 1A of Part II of CompuCredit Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and the section entitled “Risk Factors” under Item 1A of Part I of the Company’s Quarterly Reports on Forms 10-Q for the quarters ended June 30, 2009 and September 30, 2009. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Notes (the “Holders”). The information set forth below is a summary of all of the material terms of the Offers and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	CompuCredit Holdings Corporation.

The Notes	3.625% Convertible Senior Notes due 2025 (CUSIP No. 20478N AA 8) (the “2025 Notes”); and 5.875% Convertible Senior Notes due 2035 (CUSIP No. 20478N AC 4) (the “2035 Notes”).

The Offers
We are offering to purchase for cash up to $160.0 million aggregate principal amount (the “Tender Cap”) of our 2025 Notes and our 2035 Notes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.  This Offer to Purchase consists of two separate offers (together, the “Offers”), with one offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes, representing approximately 69.4% of the aggregate principal amount of the 2025 Notes as of January 27, 2010, and a second offer to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes.

Proration
The 2025 Notes will be accepted before the 2035 Notes, and it is possible that no 2035 Notes will be purchased. If the aggregate principal amount of 2025 Notes validly tendered at or below the 2025 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Tender Cap, then we will accept for payment such 2025 Notes that are validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2025 Notes validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price.

If the aggregate principal amount of 2035 Notes validly tendered at or below the 2035 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the amount of the Tender Cap remaining (if any) for application to such Notes after the purchase of the 2025 Notes validly tendered and accepted for purchase, then we will accept for payment such 2035 Notes that are validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2035 Notes validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price.

In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. See “The Offers — Principal Terms of the Offers — Proration.”

Purchase Price
We are conducting the Offers through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Notes. We are offering to purchase the 2025 Notes at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount (such purchase price, the “2025 Notes Purchase Price”). We are offering to purchase the 2035 Notes, if any, at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount (such purchase price, if any, the “2035 Notes Purchase Price,” and together with the 2025 Notes Purchase Price, the “Purchase Price”). In each case, no tenders will be accepted outside the indicated Price Ranges (as defined herein).

We will select the lowest purchase price that will allow us to purchase up to $160.0 million aggregate principal amount of the 2025 Notes outstanding and, if less than $160.0 million aggregate principal amount of the 2025 Notes are purchased, we will purchase 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes outstanding, or, in each case, such lesser amount of Notes as are validly tendered and not properly withdrawn.

We will pay the Purchase Price in cash, plus accrued and unpaid interest thereon up to, but not including, the date on which we purchase such Notes. We will purchase all 2025 Notes at the same purchase price and all 2035 Notes (if any) at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the applicable Purchase Price with respect to the Notes. See “The Offers —Principal Terms of the Offers.”

How to Set Purchase Price
In accordance with the instructions contained in the accompanying Letter of Transmittal, if you desire to tender Notes pursuant to this Offer to Purchase, you must indicate the price within the applicable Price Range (in multiples of $0.50 per $1,000 principal amount) at which you wish to tender Notes.  A beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee must communicate its acceptance and submit a price within the applicable Price Range at which it wishes to tender such Notes through its nominee to DTC, as discussed under “Procedures for Tendering Notes — Specification of Purchase Price.”

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the applicable Purchase Price selected by us in this Offer to Purchase. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the applicable Purchase Price paid for Notes in the Offers and could result in your 2025 Notes being purchased at the minimum price of $460 per $1,000 principal amount and your 2035 Notes, if any, being purchased at the minimum price of $310 per 1,000 principal amount. See “Procedures for Tendering Notes.”

Sources and Amount of Funds	We will use cash on hand to purchase the Notes pursuant to the Offers. See “The Offers — Sources and Amount of Funds.”

Purpose of the Offers	The purpose of the Offers is to reduce the principal amount of our outstanding indebtedness. See “The Offers — Purpose of the Offers.”

Withdrawal Rights
Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 25, 2010 (40 business days after the commencement of the Offers). See “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Expiration Date
The Offers will expire at 11:59 p.m., New York City time, on February 25, 2010, unless extended by us. If the Expiration Date is extended, we will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date. See “The Offers — Expiration Date; Extension, Termination, Amendments.”

Payment Date
The purchase price for Notes validly tendered and accepted for purchase after the Expiration Date will be paid promptly following the Expiration Date. Payment will be made in immediately available (same-day) funds. See “The Offers — Acceptance of Notes for Purchase; Payment for Notes.”

Conditions Precedent to the Offers
This Offer to Purchase and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn is conditioned upon at least $80.0 million in aggregate principal amount of 2025 Notes (representing 34.7% of the outstanding 2025 Notes) being validly tendered within the 2025 Notes Price Range and not validly withdrawn (the “Minimum Tender Condition”) and the other general conditions to the Offers set forth herein discussed under the heading “The Offers — Conditions to the Offers” being satisfied or waived on or prior to the Expiration Date. If the Minimum Tender Condition or any of the other general conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.  See “The Offers — Conditions to the Offers.”

Untendered or Unpurchased Securities
Notes not tendered and purchased pursuant to this Offer to Purchase will remain outstanding according to their terms and will continue to accrue interest under the terms of the applicable Indenture (as defined herein). As a result of the consummation of the Offers, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market prices for the Notes that remain outstanding after consummation of the Offers. See “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

Holders of Notes not tendered will continue to have the right to convert such Notes into cash and shares of CompuCredit common stock under the terms and subject to the conditions specified in the applicable Indenture.  The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the applicable Indenture, will remain unchanged. No amendment to either Indenture is being sought. See “The Offers” under the subheadings “— Description of the Notes,” “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

On January 27, 2010, the closing price on the NASDAQ Global Select Market for a share of CompuCredit common stock was $3.24. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR THE NOTES BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information.”

Procedures for Tendering Notes
A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Notes. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent or the dealer manager at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Notes” and the accompanying Letter of Transmittal.

Waivers; Extensions; Amendments; Termination
Subject to applicable law, we reserve the right, in our sole discretion, to (1) waive any condition to the Offers and accept all Notes previously tendered pursuant to the Offers up to an aggregate principal amount of $160.0 million and subject to the proration described herein, (2) extend the Expiration Date and retain all Notes tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders as described under “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Notes upon failure of any of the conditions to the Offers. Any amendment to the Offers will apply to all Notes tendered pursuant to the Offers. See “The Offers —Expiration Date; Extension; Termination; Amendments.”

Trading Market
The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, the Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended, are not eligible for trading on the PORTAL Market.

After we purchase Notes pursuant to the Offers, the trading market for Notes not tendered pursuant to the Offers is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offers, which may adversely affect the market prices for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offers.  See “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

Distribution Policy
Historically, the Company has not made distributions to its shareholders.  However, in December 2009, following the determination by the Company’s Board of Directors that the Company did not have appropriate opportunities to deploy cash-on-hand in its traditional business, the Company paid a cash dividend with respect to its common stock in the amount of $.50 per share, for an aggregate of $23.9 million.  The Company is actively considering the payment of additional cash dividends in the near future as well as the “spin-off” of Purpose Financial Holdings, Inc. (“Purpose Financial”), our micro-lending business, which would be accomplished through the distribution of the shares of Purpose Financial to the Company’s stockholders.  See “Distribution Policy.”

Certain United States Federal Income Tax Considerations
For a summary of certain United States federal income tax considerations of the Offers, see “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor about the tax consequences of the Offers as they apply to your individual circumstances.

Brokerage Commissions
No brokerage commissions are payable by Holders to the dealer manager, the information agent or the depositary. If Notes are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable.

Dealer Manager	UBS Securities LLC.

Information Agent	Global Bondholder Services Corporation.

Depositary	U.S. Bank National Association.

Trustee	U.S. Bank National Association.

Certain Significant Considerations	For a discussion of certain considerations relevant to the Offers, see “The Offers — Certain Significant Considerations.”

Further Information
Additional copies of this Offer to Purchase and any other documents related to the Offers may be obtained by contacting the information agent or the dealer manager, each at its telephone number(s) and address set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a Holder may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully because the information below is not complete. Additional important information is contained in the remainder of this document and in the accompanying Letter of Transmittal.

Information About the Offers

Who is offering to buy your Notes?

CompuCredit is offering to purchase the Notes. The mailing address of CompuCredit’s principal executive offices is Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. CompuCredit’s phone number is (770) 828-2000.

What securities are the subject of the Offers?

We are offering to purchase up to $160.0 million aggregate principal amount of our 2025 Notes and our 2035 Notes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.  This Offer to Purchase consists of two separate offers, with one offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes and a second offer to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes.

As of January 27, 2010, there were $230.5 million aggregate principal amount of the 2025 Notes outstanding and $156.0 million aggregate principal amount of the 2035 Notes outstanding. The up to $160.0 million aggregate principal amount of the 2025 Notes that we are offering to purchase pursuant to this Offer to Purchase represents approximately 69.4% of the total aggregate outstanding principal amount of the 2025 Notes.  The aggregate principal amount of 2035 Notes we are offering to purchase depends on the aggregate principal amount of 2025 Notes purchased pursuant to this Offer to Purchase.  If we purchase $160.0 million aggregate principal amount of the 2025 Notes, we will not purchase any 2035 Notes.  If we purchase $80.0 million aggregate principal amount of the 2025 Notes, the Minimum Tender Condition, we will purchase up to $80.0 million aggregate principal amount of the 2035 Notes, which represents approximately 51.3% of the total aggregate outstanding principal amount of the 2035 Notes.

The 2025 Notes were issued pursuant to the Indenture, dated as of May 27, 2005, between us (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the Supplemental Indenture, dated as of July 30, 2009, by and among us, CompuCredit Corporation and U.S. Bank National Association  (the “2025 Notes Indenture”). The 2035 Notes were issued pursuant to the Indenture, dated as of November 23, 2005, between us (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the Supplemental Indenture, dated as of July 30, 2009, by and among us, CompuCredit Corporation and U.S. Bank National Association (the “2035 Notes Indenture” and, together with the 2025 Indenture, the “Indentures” and each the “Indenture”).  In both cases, U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

How will my Notes be purchased?

Notwithstanding any other provision of the Offers, our obligation to accept for purchase, and to pay for, Notes that are validly tendered and not validly withdrawn is subject to the Tender Cap. The 2025 Notes will be accepted before the 2035 Notes, and it is possible that no 2035 Notes will be purchased. If the aggregate principal amount of 2025 Notes validly tendered at or below the 2025 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Tender Cap, then we will accept for payment such 2025 Notes that are validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2025 Notes validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price and will not accept any 2035 Notes. If the aggregate principal amount of 2035 Notes validly tendered at or below the 2035 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the amount of the Tender Cap (if any) remaining for application to such 2035 Notes after the purchase of the 2025 Notes validly tendered and accepted for purchase, then we will accept for payment such 2035 Notes that are validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2035 Notes validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. See “The Offers — Principal Terms of the Offers — Proration.”

The Notes were issued only in denominations of $1,000 principal amount and integral multiples thereof.  The number of 2025 Notes and 2035 Notes we will purchase (stated by reference to that minimum denomination) can be calculated by dividing the aggregate principal amount of the 2025 Notes and the 2035 Notes, respectively, that we accept for purchase by $1,000.

Why is CompuCredit offering to purchase your Notes?

The purpose of the Offers is to reduce the principal amount of our outstanding indebtedness.

What price will you receive for your Notes if you tender them to us?

We are offering to purchase the 2025 Notes offered in this Offer to Purchase at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount (such price range, the “2025 Notes Price Range”). We are offering to purchase the 2035 Notes offered in this Offer to Purchase at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount (such price range, the “2035 Notes Price Range,” and together with the 2025 Notes Price Range, the “Price Range”). In each case, no tenders will be accepted outside the applicable Price Range.

We will select the lowest purchase price that will allow us to purchase up to $160.0 million aggregate principal amount of the 2025 Notes outstanding and, if less than $160.0 million aggregate principal amount of the 2025 Notes are purchased, we will purchase 2035 Notes outstanding in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes outstanding, or, in each case, such lesser amount of Notes as are validly tendered and not properly withdrawn. We will pay the applicable Purchase Price in cash, plus accrued and unpaid interest thereon up to, but not including, the date on which we purchase the Notes. We will purchase all 2025 Notes acquired pursuant to this Offer to Purchase  at the same purchase price and all 2035 Notes acquired pursuant to this Offer to Purchase (if any) at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the applicable Purchase Price with respect to the Notes.

What will CompuCredit do with the Notes purchased?

We will deliver the Notes purchased pursuant to the Offers to the trustee for cancellation and such Notes will cease to be outstanding.

When do the Offers expire?

You have until 11:59 p.m., New York City time, on February 25, 2010, to tender your Notes pursuant to this Offer to Purchase, unless we choose to extend the Offers. If we extend the Offers, we will make a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

In addition, if we materially change the terms of the Offers or if we waive a material condition of the Offers, we will disseminate additional tender offer materials and extend the Offers in compliance with the Exchange Act.

When will you receive payment for your tendered Notes?

We will pay for the tendered Notes in cash promptly following February 25, 2010, the day on which your right to tender Notes expires, if the Offers are not extended. If the Offers are extended, we will pay for tendered Notes promptly following expiration of the extended Offers. The timing of our acceptance for purchase of Notes tendered pursuant to the Offers is subject to Exchange Act Rule 13e-4(f)(5), which requires that we pay the purchase price offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offers.

Can you withdraw your tendered Notes?

Yes. Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 25, 2010 (40 business days after the commencement of the Offers). To withdraw your tender, please follow the instructions under “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Does CompuCredit have the financial resources to pay for the tendered Notes?

Yes. We will use cash on hand to purchase the Notes pursuant to the Offers. See “The Offers — Sources and Amount of Funds.”

What happens to your Notes if you do not tender them?

If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest under the terms of the applicable Indenture. Furthermore, if you do not tender your Notes, you will continue to have the right to convert your Notes into shares of CompuCredit common stock under the terms and subject to the conditions specified in the applicable Indenture. See “The Offers — Conditions to the Offers.” On January 27, 2010, the closing price on the NASDAQ Global Select Market for a share of CompuCredit’s common stock was $3.24. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR THE NOTES BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information.”

How do you tender your Notes?

To tender your Notes, you must carefully follow the instructions in this Offer to Purchase and in the accompanying materials. A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Notes. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent or the dealer manager at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Notes” and the accompanying Letter of Transmittal.

Who can you talk to if you need more information?

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed Global Bondholder Services Corporation, as information agent, at (866)-952-2200 (U.S. toll-free) or (212) 430-3774 (banks and brokers), or UBS Securities LLC, as dealer manager, at (888) 719-4210 (toll-free) or (203) 719-4210 (collect). You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers.

Is CompuCredit making any recommendation about the Offers?

Neither we nor the trustee, dealer manager, the depositary or the information agent make any recommendation as to whether or not you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether or not to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

Information About the Notes

What is the amount of currently outstanding Notes?

As of January 27, 2010, there was $230.5 million aggregate principal amount of 2025 Notes outstanding and $156.0 million aggregate principal amount of 2035 Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the 2025 Indenture, the 2025 Notes are convertible into cash and CompuCredit common stock at a conversion rate (subject to adjustment) of 26.9108 shares per $1,000 principal amount of 2025 Notes, which is equal to a conversion price of approximately $37.16 per share of common stock. Subject to the terms and conditions of the 2035 Indenture, the 2035 Notes are convertible into cash and CompuCredit common stock at a conversion rate (subject to adjustment) of 22.1149 shares per $1,000 principal amount of 2035 Notes, which is equal to a conversion price of approximately $45.22 per share of common stock. The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended, are not eligible for trading on the PORTAL Market. CompuCredit’s common stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The closing price of our common stock on January 27, 2010 was $3.24 per share.

Do Holders have any rights to require CompuCredit to repurchase the Notes?

If we undergo a “fundamental change,” as defined in the applicable Indenture, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase. See “The Offers —Description of the Notes” for a description of what events constitute a fundamental change.

In addition, Holders of the 2025 Notes will have the right to require us to repurchase for cash all or a portion of their 2025 Notes on May 30, 2012, 2015 and 2020, at a repurchase price equal to 100% of the principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase.

There is currently pending litigation in connection with a Complaint filed against the Company in the United States District Court for the District of Minnesota, Case No 0:09-cv-03664 FMR /FLN. See “Distribution Policy.”  The release contained in the accompanying Letter of Transmittal will, with respect to the principal amount of Notes tendered in connection therewith, release all claims any tendering Holder may have in connection with this pending litigation.

CERTAIN INFORMATION ABOUT THE COMPANY

We are a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market, a market represented by credit risks that regulators classify as “sub-prime.” We traditionally have served this market principally through our marketing and solicitation of credit card accounts and other credit products and our servicing of various underlying receivables. We have contracted with third-party financial institutions pursuant to which the financial institutions have issued general purpose consumer credit cards and we have purchased the receivables relating to such accounts on a daily basis. Our product and service offerings also include small-balance, short-term cash advance loans, generally less than $500 (or the equivalent thereof in the British pound for pound-denominated loans) for 30 days or less and to which we refer as “micro-loans.” These loans are marketed through various channels, including retail branch locations and the Internet. We also have originated auto loans through franchised and independent auto dealers, purchased and/or serviced auto loans from or for a pre-qualified network of dealers in the buy-here, pay-here used car business and sold used automobiles through our own buy-here, pay-here lots. Lastly, our licensed debt collections subsidiary purchases and collects previously charged-off receivables from us, the trusts that we service and third parties.

 On June 30, 2009, we completed a reorganization through which CompuCredit Corporation, our former parent company, became a wholly owned subsidiary of CompuCredit Holdings Corporation (the “Reorganization”). We effected this reorganization through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc., and as a result of the reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation common stock.

The principal offices for CompuCredit are located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.  CompuCredit’s telephone number is (770) 828-2000.  Additional information about CompuCredit’s business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Forms 10-Q and its Current Reports on Forms 8-K.  See “Available Information and Incorporation of Documents by Reference.”

RECENT DEVELOPMENTS

On December 31, 2009, we made a cash distribution with respect to our common stock of $.50 per share, for an aggregate amount distributed of $23.9 million. Net of this distribution, our consolidated unrestricted cash and cash equivalents aggregated $185.0 million as of the close of our fiscal year ended December 31, 2009. Our $185.0 million of consolidated unrestricted cash and cash equivalents at December 31, 2009 is represented by summing up all unrestricted cash and cash equivalents balances from among and within all of our subsidiaries within each of our business segments, and the liquidity available to any one of our subsidiaries and business segments is appreciably below the $185.0 million consolidated unrestricted cash and cash equivalents balance.

While we have not yet finalized the preparation of our financial statements for the fiscal quarter and year ended December 31, 2009, and while our independent auditors have not yet examined any of our earnings computations, our fourth quarter 2009 net loss attributable to controlling interests is preliminarily estimated to be between a range of $40.0 million and $60.0 million. This estimated range should be viewed by investors with caution given the various estimates of asset fair value that are reflected within this range, all of which are subject to potential material modification in consultation with, or as a result of commentary from, our independent auditors. Moreover, investors should note that included within this range of net loss is $26.1 million of foreign currency exchange translation losses that previously were included as an offset to our total equity as part of accumulated other comprehensive loss; we anticipate the reclassification of these losses from accumulated other comprehensive loss to net loss during the fourth quarter of 2009 with no net effect on our total equity. Additionally, we expect to incur a loss in fiscal year 2010.

Also reflected within this estimated range of net loss attributable to controlling interests for our fourth quarter is an estimate of $45.0 million to $55.0 million of federal and state income tax benefits associated with a change in federal income tax laws during the fourth quarter of 2009 to allow for a 5-year carry-back of net operating losses. While we have not yet filed a refund claim associated with this change in law, the recorded tax benefit reflects our anticipated cash refund associated with the tax law change, net of applicable unrecognized tax benefit liabilities.

DISTRIBUTION POLICY

The Company is incorporated under Georgia law, and under the Georgia Business Corporation Code (the “GBCC”) is entitled to make distributions to shareholders, including dividends, if certain conditions are met.  Historically, the Company has not made distributions to its shareholders.  However, in December 2009, following the determination by the Company’s Board of Directors that the Company did not have appropriate opportunities to deploy cash-on-hand in its traditional business, the Company paid a cash dividend with respect to its common stock in the amount of $.50 per share, for an aggregate of $23.9 million.  The Company is actively considering the payment of additional cash dividends in the near future as well as the “spin-off” of Purpose Financial, our micro-lending business, which would be accomplished through the distribution of the shares of Purpose Financial to the Company’s stockholders.  We expect the spin-off of Purpose Financial to have the effect of increasing the conversion rate for the 2025 Notes and the 2035 Notes. The amount by which the conversion rates will increase will be determined at the time the Purpose Financial spin-off in accordance with the terms of the applicable Indenture. For additional information regarding Purpose Financial, see the Form 10 filed with the SEC, file no. 001-34597, by Purpose Financial on January 4, 2010.

In connection with the dividend paid on December 31, 2009, certain Holders of the Notes filed a Complaint against the Company in the United States District Court for the District of Minnesota, Case No 0:09-cv-03664 FMR /FLN.  The Complaint alleges that the December 2009 dividend as well as future cash dividends and the Purpose financial spin-off violate the GBCC and prohibitions against so-called fraudulent transfers.  The Complaint sought to enjoin the December 2009 dividend and the spin-off, as well as other relief.  Following a hearing on the plaintiffs’ motion for a temporary restraining order, the District Court ruled that the plaintiffs had not established that they were entitled to prevent the payment of the dividend, and ruled in the Company’s favor on that issue.  The lawsuit remains pending.  The release contained in the accompanying Letter of Transmittal will, with respect to the principal amount of Notes tendered in connection therewith, release all claims any tendering Holder may have in connection with this pending litigation.

THE OFFERS

Description of the Notes

The following description of the Notes and any other description of the Notes contained in this Offer to Purchase, the Letter of Transmittal or in any other document related to the Offers are qualified in their entirety by reference to the Indentures governing the Notes.  Each Indenture is governed by the Trust Indenture Act of 1939 and copies of each Indenture are available from the information agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indentures governing the Notes, will remain unchanged by the Offers.  No amendments to the Indentures are being sought in connection with the Offers.

The 2025 Notes

In May 2005, we sold and issued $250,000,000 aggregate principal amount of the 2025 Notes. The 2025 Notes are senior unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and senior to all of our existing and future subordinated indebtedness.  The 2025 Notes are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. The 2025 Notes were issued under the Indenture, dated as of May 27, 2005, between the Company (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the First Supplemental Indenture, dated as of June 30, 2009, by and among the Company, CompuCredit Corporation and U.S. Bank National Association. The 2025 Notes bear interest at a rate of 3.625% per annum, payable in cash semi-annually in arrears on each May 30 and November 30. U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

The 2025 Notes mature on May 30, 2025 unless earlier redeemed, converted or repurchased.

We are required to pay contingent interest during any six-month period from May 30 to and including November 29 and from November 30 to and including May 29, commencing with the six-month period beginning May 30, 2012 if the average trading price (as defined in the 2025 Indenture) of the 2025 Notes during the five consecutive days ending on the third trading day immediately preceding the first day of the applicable contingent interest period equals or exceeds 120% of the principal amount of the 2025 Notes and in certain other circumstances.  On any interest payment date when contingent interest is payable, the contingent interest payable per 2025 Note will equal 0.25% per year of the average trading price of such 2025 Note during the applicable five trading day reference period.

We may redeem the 2025 Notes in whole or in part for cash any time on and after May 30, 2009 and prior to May 30, 2012, if the sale price of our common stock has exceeded 140% of the applicable conversion price (as determined in the 2025 Indenture) for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.  If we redeem the 2025 Notes under these circumstances after May 30, 2009 and prior to May 30, 2012, we will pay a “make whole” premium in cash equal to the present value of all remaining scheduled payments of interest on the 2025 Notes to be redeemed through and including May 30, 2012.  On or after May 30, 2012, we may redeem the 2025 Notes in whole or in part for cash at any time for a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.

A Holder may convert each of its 2025 Notes prior to the close of business on the business day immediately preceding May 30, 2025 into cash and shares of our common stock, if any, only in the following circumstances:

●
during any fiscal quarter commencing after June 30, 2005 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

●	once we have called the 2025 Notes for redemption and the redemption has not yet occurred; or

●	during prescribed periods, upon the occurrence of specified corporate transactions as described in the 2025 Indenture.

The initial conversion rate of the 2025 Notes was 23.0309 shares of our common stock per $1,000 principal amount of the 2025 Notes (equivalent to an initial conversion price of approximately $43.42 per share of common stock based on the issue price per note), subject to adjustments. The conversion rate for the 2025 Notes on January 27, 2010 was 26.9108 shares of our common stock per $1,000 principal amount of the 2025 Notes (equivalent to an initial conversion price of approximately $37.16 per share of common stock based on the issue price per note).

In addition, Holders of the 2025 Notes may require us to repurchase for cash any of their outstanding 2025 Notes on May 30, 2012, 2015 and 2020, at a repurchase price equal to 100% of the principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including, the date of repurchase.

Furthermore, if we undergo a “fundamental change,” (as defined in the 2025 Notes Indenture) Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of their Notes at a repurchase price equal to 100% of the principal amount of the 2025 Notes to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) on the 2025 Notes up to but not including the date of repurchase. The 2025 Indenture provides that a “fundamental change” will occur:

● upon a change of control (as defined in the 2025 Indenture) of CompuCredit; or

● if less than 20% of outstanding shares of our common stock is beneficially owned by persons other than the permitted owners.

As of January 27, 2010, $230.5 million aggregate principal amount of the 2025 Notes remain outstanding.

The 2035 Notes

In November 2005, we sold and issued $300,000,000 aggregate principal amount of our 5.875% Convertible Senior Notes due 2035.  The 2035 Notes are senior unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and senior to all of our existing and future subordinated indebtedness.  The 2035 Notes are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. The 2035 Notes were issued under the Indenture, dated as of November 23, 2005, between the Company (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the First Supplemental Indenture, dated as of June 30, 2009, among the Company, CompuCredit Corporation and U.S. Bank National Association. The 2035 Notes bear interest at a rate of 5.875% per annum, payable in cash semi-annually in arrears on each January 30 and July 30. U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

The 2035 Notes mature on November 30, 2035 unless earlier redeemed, converted or repurchased.

 We are required to pay contingent interest during any six-month period from January 30 to and including July 29 and from July 30 to and including January 29, commencing with the six-month period beginning January 30, 2009 if the average trading price (as defined in the 2035 Indenture) of the 2035 Notes during the five consecutive days ending on the third trading day immediately preceding the first day of the applicable contingent interest period equals or exceeds 140% of the principal amount of the 2035 Notes and in certain other circumstances.  On any interest payment date when contingent interest is payable, the contingent interest payable per 2035 Note will equal 0.40% per year of the average trading price of such 2035 Note during the applicable five trading day reference period.

We may redeem the 2035 Notes in whole or in part for cash any time on and after February 4, 2009 if the sale price of our common stock has exceeded 140% of the applicable conversion price (as determined in the Indenture) for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.

A Holder may convert each of its 2035 Notes prior to the close of business on the business day immediately preceding November 30, 2035 into cash and shares of our common stock, if any, only in the following circumstances:

●
during any fiscal quarter commencing after December 31, 2005 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

●	once we have called the 2035 Notes for redemption and the redemption has not yet occurred;

●	during prescribed periods, upon the occurrence of specified corporate transactions as described in the 2035 Indenture; or

●	on or after November 1, 2035.

The initial conversion rate for the 2035 Notes was 18.9265 shares of our common stock per $1,000 principal amount of the 2035 Notes (equivalent to an initial conversion price of approximately $52.84 per share of common stock based on the issue price per note), subject to adjustments. The conversion rate for the 2035 Notes on January 27, 2010 was 22.1149 shares of our common stock per $1,000 principal amount of the 2035 Notes (equivalent to an initial conversion price of approximately $45.22 per share of common stock based on the issue price per note).

If we undergo a “fundamental change,” Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of their Notes at a repurchase price equal to 100% of the principal amount of the 2035 Notes to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) on the 2035 Notes up to but not including the date of repurchase. The 2035 Indenture provides that a “fundamental change” will occur:

● upon a change of control (as defined in the 2035 Indenture) of CompuCredit;

● if less than 20% of outstanding shares of our common stock is beneficially owned by persons other than the permitted owners; or

● if our common stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

The 2025 Notes Indenture also contains the concept of a “fundamental change,” but that concept does not include the third provision described above.  As a result, should all of the 2035 Notes, but not all of the 2025 Notes, be retired, the Company could discontinue the listing of its common stock without, for that reason alone, a fundamental change occurring  under the 2025 Notes Indenture.

As of January 27, 2010, $156.0 million aggregate principal amount of the 2035 Notes remain outstanding.

Purpose of the Offers

The purpose of the Offers is to reduce the principal amount of our outstanding indebtedness.

Sources and Amount of Funds

Our maximum expenditure for both Offers will be $80.0 million, which would occur if we purchase $160.0 million in aggregate principal amount of the 2025 Notes at a purchase price of $500 per $1,000 principal amount of such Notes, the maximum price in the 2025 Note Price Range. In addition, we could be obligated to pay accrued interest of up to $1.4 million, which we would be obligated to pay even in the absence of the Offers.  We expect to fund our purchase of the Notes hereunder from cash on hand. As of December 31, 2009, we had approximately $185.0 million in consolidated unrestricted cash and cash equivalents, and assuming that we use the maximum amount payable of $80.0 million to consummate the Offers, our remaining cash balance would be approximately $105.0 million. We have no alternative financing arrangements or alternative financing plans.

From time to time after ten business days following the Expiration Date, we or our affiliates may acquire Notes, if any, that remain outstanding following consummation of the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the applicable Indenture, we may choose to redeem the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates might pursue.

Principal Terms of the Offers

Offers and Purchase Price. We are offering to purchase for cash, upon the terms and subject to the general conditions set forth in this Offer to Purchase and the related Letter of Transmittal, up to $160.0 million aggregate principal amount of our 2025 Notes and our 2035 Notes. This Offer to Purchase consists of two separate offers, with one offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes and a second offer to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes. The 2025 Notes will be purchased before the 2035 Notes, and it is possible that no 2035 Notes will be purchased.

We will offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes validly tendered and not validly withdrawn at a purchase price to be determined by the “Modified Dutch Auction” procedure described below (in multiples of $0.50 per $1,000 principal amount), not greater than $500 nor less than $460 per $1,000 principal amount of such Notes.  In addition, we will offer to purchase up to the amount of the Tender Cap remaining after the purchase of the 2025 Notes, if any, 2035 Notes validly tendered and not validly withdrawn at a purchase price to be determined by the “Modified Dutch Auction” procedure (in multiples of $0.50 per $1,000 principal amount), not greater than $350 nor less than $310 per $1,000 principal amount of such Notes.  In each case, no tenders will be accepted outside the indicated Price Ranges. Tendering Holders of Notes that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but excluding, the date on which such Notes are purchased.

The CUSIP numbers for the 2025 Notes and the 2035 Notes are 20478N AA 8 and 20478N AC 4, respectively.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for 2025 Notes validly tendered and not properly withdrawn and a single price, if any, that we will pay per $1,000 principal amount for 2035 Notes validly tendered and not properly withdrawn, in each case taking into account the total amount of the respective Notes tendered and the prices specified by tendering Holders. With respect to the 2025 Notes, we will select the lowest purchase price that will allow us to purchase up to $160.0 million aggregate principal amount of the 2025 Notes or such lesser amount of such Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. With respect to the 2035 Notes, we will select the lowest purchase price that will allow us to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes, or such lesser amount of such Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.  In each case, no tenders will be accepted outside the indicated Price Ranges.  All 2025 Notes acquired pursuant to this Offer to Purchase will be acquired at the same purchase price, including those 2025 Notes tendered at a price lower than the 2025 Notes Purchase Price.  All 2035 Notes acquired pursuant to this Offer to Purchase, if any, will be acquired at the same purchase price, including those 2035 Notes tendered at a price lower than the 2035 Notes Purchase Price. Only Notes validly tendered at prices at or below the applicable Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the applicable Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the applicable Purchase Price. Notes not purchased in the Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Offers.

As of January 27, 2010, there were $230.5 million aggregate principal amount of the 2025 Notes outstanding and $156.0 million aggregate principal amount of the 2035 Notes outstanding. The up to $160.0 million aggregate principal amount of the 2025 Notes that we are offering to purchase pursuant to this Offer to Purchase represents approximately 69.4% of the total aggregate outstanding principal amount of the 2025 Notes.  The aggregate principal amount of 2035 Notes we are offering to purchase depends on the aggregate principal amount of 2025 Notes purchased pursuant to this Offer to Purchase. If we purchase $160.0 million aggregate principal amount of the 2025 Notes, we will not purchase any 2035 Notes.  If we purchase $80.0 million aggregate principal amount of the 2025 Notes, the Minimum Tender Condition, we will purchase up to $80.0 million aggregate principal amount of the 2035 Notes, which represents approximately 51.3% of the total aggregate outstanding principal amount of the 2035 Notes.

Conditions to Offers.  This Offer to Purchase and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn is conditioned upon the Minimum Tender Condition (which requires at least $80.0 million in aggregate principal amount of the 2025 Notes being tendered within the indicated 2025 Notes Price Range, representing 34.7% of the outstanding 2025 Notes) and the other general conditions set forth herein under “— Conditions to the Offers.” If the Minimum Tender Condition and the other general conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.  Under Exchange Act Rule 13e-4(f)(5), CompuCredit must pay the purchase price offered or return the Notes tendered promptly after termination or withdrawal of the Offers.

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, CompuCredit will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit, on the day of acceptance of Notes tendered pursuant to the Offers, on behalf of CompuCredit of immediately available (same-day) funds with the depositary.

Proration.  The amount of Notes that are purchased in this Offer to Purchase will be based on the Tender Cap.  If the aggregate principal amount of Notes tendered exceeds the Tender Cap, only $160.0 million in aggregate principal amount of Notes will be accepted for purchase. The 2025 Notes will be accepted for purchase before the 2035 Notes, and it is possible that no 2035 Notes will be purchased.

If the aggregate principal amount of 2025 Notes validly tendered at or below the 2025 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Tender Cap, then we will accept for payment such 2025 Notes that are validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2025 Notes validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price and will not accept any 2035 Notes. If the aggregate principal amount of 2035 Notes validly tendered at or below the 2035 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the amount of the Tender Cap (if any) remaining for application to such 2035 Notes after the purchase of the 2025 Notes validly tendered and accepted for purchase, then we will accept for payment such 2035 Notes that are validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2035 Notes validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. We will not be able to determine whether the Offers are oversubscribed or what the effects of proration may be until after Expiration Date has passed.

Any principal amount of Notes tendered but not purchased pursuant to the Offers, including Notes tendered pursuant to the Offer at prices greater than the applicable Purchase Price and Notes not purchased because of proration, will be returned to the tendering Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated. In the event that proration of tendered Notes is required, the Company will determine the final proration factor promptly after the Expiration Date. Although we do not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, we will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the information agent.

Withdrawal Rights. Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 25, 2010 (40 business days after the commencement of the Offers). See “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Untendered or Unpurchased Securities. Holders who do not tender their Notes for purchase pursuant to the Offers or who validly withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the applicable Indenture. Holders who do not tender their Notes for purchase pursuant to the Offers or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the applicable Indenture, to convert the Notes into cash and shares of CompuCredit’s common stock. On January 27, 2010, the closing price of CompuCredit’s common stock on the NASDAQ Global Select Market was $3.24. For information on the recent stock price of CompuCredit common stock, see “Market Price Information.”

We will deliver the Notes purchased pursuant to the Offers to the trustee for cancellation and such Notes will cease to be outstanding. After we purchase Notes pursuant to the Offers, the trading market for Notes not tendered pursuant to the Offers is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offers, which may adversely affect the market prices for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offers. The extent of the trading market for the Notes following the consummation of the Offers will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

Withdrawal of Tenders; Absence of Appraisal Rights

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 25, 2010 (40 business days after the commencement of the Offers). For a withdrawal of Notes to be valid, a Holder must comply fully with the withdrawal procedures set forth below.

If you tendered your Notes through a custodian or nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering the Notes, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

For a withdrawal of Notes to be effective, the depositary must timely receive at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date either a properly transmitted “Request Message” through ATOP or a written or faxed notice of withdrawal. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes, and (4) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offers.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “Procedures for Tendering Notes.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by CompuCredit, in its sole discretion, which determination shall be final and binding. None of CompuCredit, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Notes are obligations of CompuCredit and are governed by the Indentures. There are no appraisal or other similar statutory rights available to Holders of Notes in connection with the Offers.

Conditions to the Offers

This Offer to Purchase and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn is conditioned upon the Minimum Tender Condition (which requires at least $80.0 million in aggregate principal amount of the 2025 Notes being tendered within the indicated 2025 Notes Price Range, representing 34.7% of the outstanding 2025 Notes) and the other general conditions set forth below being satisfied or waived by CompuCredit on or prior to the Expiration Date. If the Minimum Tender Condition and the other general conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.

Subject to applicable law and notwithstanding any other provision of the Offers and in addition to (and not in limitation of) CompuCredit’s rights to terminate, extend and/or amend the Offers in its sole discretion, CompuCredit shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred on or prior to the Expiration Date:

(1)               there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offers, that in the reasonable judgment of CompuCredit, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of CompuCredit or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offers;

(2)               an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of CompuCredit, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offers or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of CompuCredit;

(3)               the trustee under the Indentures shall have objected in any respect to or taken any action that could, in the reasonable judgment of CompuCredit, adversely affect the consummation of the Offers or shall have taken any action that challenges the validity or effectiveness of the procedures used by CompuCredit in the making of the Offers or the acceptance of, or payment for, the Notes;

(4)               there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of CompuCredit, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(5)               there shall have been an event or events or the occurrence of an event or events shall be likely to occur that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offers or materially impair the contemplated benefits of the Offers.

The conditions to the Offers are for the sole benefit of and may be asserted by CompuCredit, in its sole discretion, regardless of the circumstances giving rise to such conditions, or may be waived (subject to applicable law) by CompuCredit, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its sole discretion. The failure by CompuCredit at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by CompuCredit concerning the events described in this section shall be final and binding upon all persons.

Expiration Date; Extension, Termination, Amendments

The Offers will expire at 11:59 p.m., New York City time, on February 25, 2010, unless extended by CompuCredit.

Subject to applicable law, CompuCredit reserves the right to extend the Offers on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement (in the form of a press release) prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offers, Notes previously tendered pursuant to the Offers (and not validly withdrawn) will remain subject to the Offers and may, subject to the terms and conditions of the Offers, be accepted for purchase by CompuCredit, subject to withdrawal rights of Holders of Notes. For purposes of the Offers, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

Subject to applicable law, CompuCredit reserves the right, in its sole discretion, to (1) waive any condition to the Offers and accept all Notes previously tendered pursuant to the Offers up to an aggregate principal amount of $160.0 million, and subject to the proration described herein, (2) extend the Expiration Date and retain all Notes tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders of Notes as described under “—Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Notes upon failure of any of the conditions to the Offers.

Any amendment to the Offers will apply to all Notes that are tendered pursuant to the Offers regardless of when or in what order such Notes were tendered. If CompuCredit makes a material change in the terms of the Offers, CompuCredit will disseminate additional tender offer materials and will extend the Offers, in each case, to the extent required by law to ensure that the Offers remain open for at least five business days after the date that notice of any such change is first published, given or sent to Holders of Notes by CompuCredit. In addition, if CompuCredit changes either (a) the principal amount of the Notes subject to the Offers or (b) the purchase price of the Notes subject to the Offers, then the Offers will be amended to the extent required by law to ensure that the Offers remain open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders of Notes by CompuCredit.

CompuCredit reserves the right, in its sole discretion, to terminate the Offers if any conditions applicable to the Offers set out under “— Conditions to the Offers” have not been satisfied or waived by CompuCredit on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement (in the form of a press release) of the termination and CompuCredit will also promptly inform the depositary of its decision to terminate the Offers.

In the event that the Offers are withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders who have validly tendered their Notes pursuant to the Offers. In any such event, any Notes previously tendered pursuant to the Offers will be returned to the tendering Holder in accordance with Exchange Act Rule 13e-4(f)(5).

Certain Significant Considerations

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Offers.

Position of the Company Concerning the Offers. Our Board of Directors has approved the Offers. However, neither we nor any member of our Board of Directors, the dealer manager, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the purchase price or purchase prices at which you may choose to tender your Notes. Neither we nor any member of our Board of Directors, the dealer manager, the information agent or the depositary has authorized any person to make any recommendation with respect to the Offers. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices at which your Notes should be tendered. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offers.

Cancellation of Indebtedness Income to the Company. The purchase of Notes pursuant to the Offers will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. We may also be subject to state and local tax liability in connection with the purchase of the Notes.

Limited Trading Market; Effects of the Offers on the Market for Notes. The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. There is no established public market for the Notes. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. The Notes originally issued in private placement transactions are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended, are not eligible for trading on the PORTAL Market. To the extent that Notes are tendered and accepted for purchase pursuant to the Offers, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market prices for Notes that are not tendered and accepted for purchase pursuant to the Offers may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offers reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offers. To the extent that a market continues to exist for such Notes, the Notes may trade at discounts compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offers.

Conditions to the Consummation of the Offers and Related Risks. Each of the conditions of the Offers is described in more detail in “— Conditions of the Offers.” There can be no assurance that such conditions will be met, or that in the event the Offers are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Purchase of Notes following Consummation of the Offers. We may purchase or repay any Notes not tendered in the Offers on terms that could be more favorable to Holders than the terms of the Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offers. We also reserve the right to repay any Notes not tendered in the Offers at maturity. In addition, Holders may, under circumstances provided for in the Indenture, require us to repurchase some or all of their Notes if a “fundamental change” (as defined in each of the applicable Indentures) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase.  See “— Description of the Notes” for more detailed information.  If we repurchase Notes that are not tendered in the Offers on terms that are more favorable than the terms of the Offers, those Holders that decided not to participate in the Offers would be better off than those that participated in the Offers.

Treatment of Notes Not Tendered in the Offers. Notes not tendered and purchased in the Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the applicable Indenture, will remain unchanged. No amendment to the Indentures is being sought in connection with the Offers. There can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indentures. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offers, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders of Notes that tender their Notes (and do not validly withdraw such tenders) pursuant to the Offers on or prior to the Expiration Date will be eligible to receive the applicable Purchase Price for such Notes. Upon the terms and subject to the conditions of the Offers, CompuCredit will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for purchase. CompuCredit reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered pursuant to the Offers or the payment for Notes accepted for purchase pursuant to the Offers (subject to Exchange Act Rule 13e-4(f)(5) , which requires that CompuCredit pay the applicable Purchase Price offered or return the Notes deposited by or on behalf of the Holders of Notes promptly after the termination or withdrawal of the Offers) if any of the conditions set forth under “— Conditions to the Offers” shall not have been satisfied or waived by CompuCredit on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Notes accepted for purchase pursuant to the Offers will be made only after timely receipt by the depositary of a confirmation of book-entry transfer of Notes and either a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal.

For purposes of the Offers, CompuCredit will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which CompuCredit has waived such defect) if, as and when CompuCredit gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase pursuant to the Offers will be made by CompuCredit by the deposit of such payment, on the day of acceptance of Notes tendered pursuant to the Offers, in immediately available (same-day) funds, with the depositary, which will act as agent for the tendering Holders for the purpose of receiving the purchase price and transmitting the same to such Holders. CompuCredit will notify the depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, delivery of the purchase price will be made by the depositary promptly after receipt of funds for the payment of such Notes by the depositary.

Tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offers is delayed, or CompuCredit is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offers, then the depositary may, nevertheless, on behalf of CompuCredit, retain tendered Notes, without prejudice to the rights of CompuCredit described under “Expiration Date; Extension; Termination; Amendments” and “— Conditions to the Offers” and “— Withdrawal of Tenders; Absence of Appraisal Rights,” but subject to Exchange Act Rule 13e-4(f)(5), which requires that CompuCredit pay the purchase price offered or return the Notes tendered promptly after the termination or withdrawal of the Offers.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offers such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes, unless otherwise requested by the Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date.

No alternative, conditional or contingent tenders will be accepted. A tendering Holder waives all right to receive notice of acceptance of such Holder’s Notes for purchase.

Holders of Notes tendered and accepted for purchase pursuant to the Offers will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the Holders of purchased Notes or otherwise.

No brokerage commissions are payable by Holders to the dealer manager, the information agent or the depositary. If Notes are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable. CompuCredit will pay all other charges and expenses in connection with the Offers. See “Dealer Manager; Information Agent and Depositary.”

PROCEDURES FOR TENDERING NOTES

Proper Tender of Notes

All of the Notes are held in book-entry form through the facilities of DTC. If you own Notes and wish to tender them in the Offers, you should follow the instructions below.  If you hold your Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank, or trust company, you will need to timely instruct your custodian or nominee to tender your Notes on or prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

Holders who need assistance with respect to the procedures for participating in the Offers should contact the information agent, the contact details for which are on the back cover page of this Offer to Purchase.

Procedures. In order to participate in the Offers, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes in the Offers to the depositary prior to the Expiration Date.

If Notes are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable.

The depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the Offers within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system (the “Book-Entry Transfer Facility”) may make book-entry delivery of Notes by causing DTC to transfer such Notes into the depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

The Role of a DTC Participant. A DTC participant may tender Notes only by taking the following actions on or prior to the Expiration Date:

●	delivering Notes by means of book-entry transfer into the depositary’s applicable DTC account; and
●
(a) transmitting a message to the depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal (an “Agent’s Message”) or (b) delivering a properly completed Letter of Transmittal.

By taking these actions with respect to the Offers, you and your custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the Offers as set forth in this Offer to Purchase and the accompanying Letter of Transmittal; and (ii) the Company and the depositary may enforce the terms and conditions against you and your custodian or nominee.

Notes being tendered in the Offers and either (i) the completed DTC participant’s Agent’s Message or (ii) the completed and duly executed Letter of Transmittal must be received by the depositary in accordance with the terms described in this Offer to Purchase and the companying Letter of Transmittal on or prior to the Expiration Date.

Letters of Transmittal and Notes should be sent by a DTC participant to the depositary and not to us, the dealer manager, the information agent, or the trustee for the Notes. The depositary will not accept any tender materials other than the Letter of Transmittal or the DTC participant’s Agent’s Message.

We have not provided guaranteed delivery provisions in connection with the Offers. Notes being tendered must be delivered to the depositary in accordance with the procedures described in this Offer to Purchase and the accompanying Letter of Transmittal on or prior to the Expiration Date.

The method of delivery of Notes and other documents to the depositary, including delivery through DTC, and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the Holder of Notes. A tender will be deemed to have been received only when the depositary receives both (a)(i) a duly completed Agent’s Message through the facilities of DTC at the depositary’s applicable DTC account or (ii) a properly completed and signed Letter of Transmittal and (b) confirmation of book-entry transfer of the Notes into the depositary’s applicable DTC account. If such delivery is by mail, it is recommended that Holders of Notes use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary on or prior to the Expiration Date.

Specification of Purchase Price

In accordance with the instructions contained in the accompanying Letter of Transmittal, if you desire to tender your Notes in the Offers, you must indicate the price within the applicable Price Range (in multiples of $0.50 per $1,000 principal amount) at which you wish to tender Notes.  A beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee must communicate its acceptance and submit a price within the applicable Price Range at which it wishes to tender such Notes through its nominee to DTC, as discussed below.

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the applicable Purchase Price selected by us in the Offers. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the applicable Purchase Price paid for Notes in the Offers and could result in your Notes being purchased at the minimum price of $460 per $1,000 principal amount with respect to the 2025 Notes, and the minimum price of $310 per $1,000 principal amount with respect to the 2035 Notes. A Holder may tender different portions of the principal amount of such Holder’s Notes at different prices; however, a Holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such Holder. In other words, the same Notes cannot be tendered at more than one price.

Representations, Warranties, and Undertakings; Company’s Acceptance Constitutes an Agreement.  By tendering your Notes through DTC, you shall be deemed to agree to, acknowledge, represent, warrant, and undertake to us on each of the Expiration Date and the closing of the Offers, the agreements, acknowledgements, representations, warranties and undertakings set forth in the accompanying Letter of Transmittal.

Your custodian or nominee, by delivering, or causing to be delivered, the Notes and the completed Agent’s Message or the Letter of Transmittal to the depositary is representing and warranting that you, as owner of the Notes, have represented, warranted, and agreed to each of the agreements, acknowledgements, representations, warranties, and undertakings contained in the accompanying Letter of Transmittal. If you are unable to give these agreements, acknowledgements, representations, warranties, and undertakings, you should contact the depositary immediately.

Our acceptance for payment of Notes tendered in the Offers will constitute a binding agreement between you and us upon the terms and conditions of the Offers described in this Offer to Purchase and the accompanying Letter of Transmittal.

Payment of Purchase Price

Tendering Holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the purchase price is to be sent or the account to be credited for Notes not tendered or not accepted for purchase, if different from the name, address and account of the person transmitting such acceptance through ATOP. In the case of Notes not tendered or not purchased to be credited to a different account, the employer identification or Social Security number of the person named must also be indicated and a Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the purchase price or Notes not tendered or not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of Notes tendered.

United States Federal Income Tax Backup Withholding

Under the United States federal income tax laws, the depositary or other appropriate withholding agent may be required to withhold and remit to the United States Treasury 28% of the amount of the purchase price paid to certain Holders of Notes pursuant to the Offers. In order to avoid such backup withholding, each tendering U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) of Notes electing to tender Notes pursuant to the Offers must (1) provide the depositary or other appropriate withholding agent with a validly executed IRS Form W-9 certifying that such Holder or payee is not subject to such backup withholding or (2) otherwise establish an exemption from backup withholding. A non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”) may be required to submit the appropriate completed IRS Form W-8 (generally Form W-8BEN) in order to establish an exemption from backup withholding.

Determination of Validity

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes will be determined by CompuCredit in its sole discretion, which determination shall be final and binding. CompuCredit reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and, (b) subject to applicable law, to waive or amend any of the conditions to the Offers or to waive any defect or irregularity in the tender of any of the Notes. None of CompuCredit, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes will be deemed to have been validly made until all defects and irregularities with respect to such Notes have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering Holder as soon as practicable. Interpretation of the terms and conditions of the Offers will be made by CompuCredit in its sole discretion and will be final and binding on all parties.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

The following table lists the names of all directors and executive officers of the Company. The mailing address of each director and executive officer is: c/o CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.

Name	Position
David G. Hanna	Director, Chief Executive Officer and Chairman of the Board
Richard W. Gilbert	Director, Chief Operating Officer and Vice Chairman of the Board
Richard R. House, Jr.	Director and President
Gregory J. Corona	Director
Frank J. Hanna, III	Director
Deal W. Hudson	Director
Mack F. Mattingly	Director
Nicholas B. Paumgarten	Director
Thomas G. Rosencrants	Director
K.K. Srinivasan	President (Credit Cards)
J.Paul Whitehead, III	Chief Financial Officer

After making reasonable inquiry, we have determined that of (i) the Company, (ii) our executive officers, (iii) the members of our Board of Directors, and (iv) each associate and majority-owned subsidiary of those persons listed in (i) through (iii), Thomas G. Rosencrants and J.Paul Whitehead, III are the only persons that have beneficial ownership of any of the Notes.  Mr. Rosencrants and related family members jointly and beneficially own $200,000 in aggregate principal amount of the 2025 Notes, or less than 1 percent of the outstanding 2025 Notes as of January 27, 2010. This amount includes $50,000 in aggregate principal amount held jointly by Eileen Rosencrants and Alissa Marzetti and $50,000 in aggregate principal amount held jointly by Eileen Rosencrants and  Anthony Marzetti. Their address is 7920 Landowne Drive, Atlanta, Georgia 30350.  Through Mr. Whitehead, III’s individual retirement account, Mr. Whitehead, III beneficially owns $215,000 principal amount of the 2025 Notes, or less than 1 percent of the outstanding 2025 Notes as of January 27, 2010. At this time, Mr. Rosencrants and his family members are uncertain whether they will tender the 2025 Notes owned by them pursuant to the terms of the Offers. Mr. Whitehead, III intends to tender all of the Notes owned by his individual retirement account pursuant to the terms of the Offers.

Other than as described in the following sentences, no affiliate or associate or majority owned subsidiary of the Company, and no director or executive officer of any subsidiary of the Company has engaged in any transactions in the Notes during the 60 days preceding the date of this Offer to Purchase.  On December 21, 2009, Mr. K.K. Srinivasan sold to the Company $2.0 million in aggregate principal amount of the 2035 Notes at a price of $308.50 per $1,000 principal amount of 2035 Notes (equal to approximately $16.30 per share) and Mr. K.K. Srinivasan’s spouse, Rama Krishnakumar, sold $1.0 million in aggregate principal amount of the 2025 Notes at a price of $377.42 per $1,000 principal amount of 2025 Notes (equal to approximately $16.39 per share).  Mr. Srinivasan and his spouse are no longer beneficial owners of any Notes.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CCRT.” The table below sets forth the high and low closing sales prices of our common stock during the indicated time periods. We urge you to obtain more current market price information for our common stock during the tender offer period.

	Price Ranges
	High	Low
Fiscal Year ending December 31, 2010
First Quarter (through January 27, 2010)	$3.70	$3.04
Fiscal Year ended December 31, 2009
Fourth Quarter	$4.55	$2.21
Third Quarter	5.70	2.08
Second Quarter	3.79	2.29
First Quarter	6.21	1.70
Fiscal Year ended December 31, 2008
Fourth Quarter	$5.53	$5.53
Third Quarter	7.32	3.92
Second Quarter	10.95	6.00
First Quarter	14.70	7.65

The closing price of our common stock on the NASDAQ Global Select Market on January 27, 2010 was $3.24 per share.  As of January 27, 2010, there were approximately 51,453,947 shares of our common stock outstanding.

On June 30, 2009, we completed a reorganization through which CompuCredit Corporation, our former parent company, became a wholly owned subsidiary of CompuCredit Holdings Corporation (the “Reorganization”). We effected this Reorganization through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc., and as a result of the Reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation common stock.

As a result of the Reorganization, CompuCredit Corporation common stock is no longer publicly traded, and CompuCredit Holdings Corporation common stock commenced trading on the NASDAQ Global Select Market on July 1, 2009 under the symbol “CCRT,” the same symbol under which CompuCredit Corporation common stock was previously listed and traded.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations of this Offer to Purchase to U.S. holders and non-U.S. holders (in both cases as defined below) of the Notes. The discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their Notes through, partnerships or other pass-through entities or U.S. persons who have a functional currency other than the U.S. dollar) or to persons that hold their Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with holders that hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer to Purchase, as well as the effects of state, local and non-U.S. tax laws.

To ensure compliance with U.S. Treasury Department Circular 230, holders are hereby notified that: (A) any discussion of U.S. federal income tax issues in this Offer to Purchase is not intended or written to be relied upon, and cannot be relied upon, by Holders for the purpose of avoiding penalties that may be imposed on Holders under the Internal Revenue Code; (B) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (C) Holders should seek advice based on their particular circumstances from an independent tax advisor.

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of a Note that is, or is treated as, one of the following:

● citizen or individual resident of the United States;

● a corporation created or organized in or under the laws of the United States or any state therein;

● an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●      a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner (as determined for U.S. federal income tax purposes) of a Note that is not a “U.S. holder.”

Notwithstanding the foregoing, neither “U.S. holder” nor “non-U.S. holder” includes a partnership. If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships are particularly urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Classification of the Notes

Pursuant to the terms of the Indentures, we and each Holder of Notes agreed to treat the Notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest was deemed to accrue on the Notes and the related “projected payment schedule.” The remainder of this discussion assumes that the Notes were and will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Notes for U.S. federal income tax purposes.  Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax considerations described in this summary, and we have not sought an opinion of counsel regarding the classification of the Notes as contingent payment debt instruments or, assuming the Notes are contingent payment debt instruments, the proper comparable yield and projected payment schedule for the Notes. A different treatment of the Notes for U.S. federal income tax purposes could significantly alter the amount, character and treatment of income, gain or loss recognized in respect of the Notes from that which is described below.

U.S. Holders

Sale of the Notes.  The receipt of cash by a U.S. holder in exchange for a Note will be a taxable transaction for federal income tax purposes.  The amount of gain or loss realized upon the sale will be equal to the difference between (i) the amount of cash received by the U.S. holder, reduced by any excess negative adjustment carryforward, as described below, and (ii) the U.S. holder’s adjusted tax basis in the Note.

Gain recognized will generally be treated as ordinary interest income. Any loss recognized upon the sale will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustment previously taken into account as ordinary loss, as described below, and thereafter, as capital loss (which will be long-term if the Note was held for more than one year). The deductibility of capital losses is subject to limitations.

Adjusted Tax Basis in the Notes and Net Negative Adjustment Amount

Notes that are treated as contingent payment debt instruments are subject to special rules.  If a contingent payment debt instrument is issued for cash or publicly traded property, interest is determined and accrued under the “noncontingent bond method.” Under the noncontingent bond method, for each accrual period, U.S. holders of the Notes accrue interest equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year.

In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument.  We have determined that the comparable yield on the 2025 Notes is 9.13%, compounded semi-annually, and on the 2035 Notes is 9.24%, compounded semi-annually.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of interest previously includible in the gross income of the U.S. holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield. Holders can obtain the projected payment schedule of the Notes by submitting a written request to us at the following address:  CompuCredit Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, Attention:  Investor Relations. A U.S. holder is required to use our projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that our projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its accruals under the noncontingent bond method described above when those amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments are netted for each taxable year with respect to each Note. Any net positive adjustment for a taxable year is treated as additional interest income of the U.S. holder. Any net negative adjustment reduces any interest on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of interest accrued in prior years, reduced to the extent such interest income was offset by prior net negative adjustments. The balance, if any, is carried forward and treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it has not previously been taken into account, an excess negative adjustment carryforward reduces the amount realized upon a sale, exchange, redemption or other taxable disposition of the Note.

A U.S. holder’s adjusted tax basis in a Note will generally be equal to the Holder’s original purchase price for the Note, increased by the projected contingent payments accrued by the Holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously made.

Adjusted Tax Basis of Notes Held by Secondary Market Purchasers

Holders that purchased their Notes in the secondary market at a price that was at a discount from, or in excess of, the adjusted issue price of the Notes, should note that special rules will apply that may impact the amount of interest they are required to accrue, the positive and negative adjustments, and to their adjusted tax basis in the Notes.  If a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase, that U.S. holder must determine the extent to which the difference between the price that was paid for the contingent payment debt instrument and the adjusted issue price of the contingent payment debt instrument at the time of purchase is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly over the remaining term of the Note concerned.

If a U.S. holder purchases a contingent payment debt instrument for an amount that is less than the adjusted issue price of that contingent payment debt instrument, that U.S. holder must (a) make positive adjustments increasing the amount of interest that would otherwise be accrued and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment with respect to the contingent payment debt instrument to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.

 If a U.S. holder purchases a contingent payment debt instrument for an amount that is greater than the adjusted issue price of that contingent payment debt instrument, that U.S. holder must (a) make negative adjustments decreasing the amount of interest that that would otherwise be accrued and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment with respect to the contingent payment debt instrument to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Holders that purchased the Notes other than for cash at original issue at their issue price are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer to Purchase, as well as the effects of state, local and non-U.S. tax laws.

Information Reporting and Backup Withholding.  The payment of any interest and the payment of proceeds from the sale of a Note generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain U.S. holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS.

Non-Tendering Holders

A Holder of Notes whose Notes are not purchased pursuant to this Offer to Purchase will generally not incur any U.S. federal income tax liability as a result of the consummation of this Offer to Purchase.

Non-U.S. Holders

Sale of the Notes.  The payment of any interest, and any gain realized on a sale or exchange of the Note, generally will not be subject to U.S. federal income and withholding tax, unless the non-U.S. holder:

● holds the Note in connection with the conduct of a U.S. trade or business;

●      actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock (treating, for such purpose, Notes held by a non-U.S. holder as having been converted into our common stock);

● is a “controlled foreign corporation” that is directly or indirectly related to us;

● is a bank that acquired a Note in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

● fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN).

Backup Withholding.  A non-U.S. holder not otherwise subject to U.S. income or withholding tax may nonetheless be subject to backup withholding (currently imposed at a rate of 28%) with respect to any interest and amounts realized on the disposition of a Note, unless the non-U.S. holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors as to their qualifications for an exemption for backup withholding and the procedures for establishing such exemption.

DEALER MANAGER; INFORMATION AGENT AND DEPOSITARY

CompuCredit has engaged UBS Securities LLC to act as dealer manager in connection with the Offers. UBS Securities LLC will be paid customary fees for its services and will be reimbursed for reasonable costs and expenses. CompuCredit has agreed to indemnify the dealer manager against certain liabilities in connection with the Offers, including liabilities under the federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof. UBS Securities LLC and its affiliates have performed investment banking and advisory services for CompuCredit from time to time. UBS Securities LLC may, from time to time in the future, engage in transactions with and perform services for CompuCredit in the ordinary course of its businesses. UBS Securities LLC may make a market in the securities of CompuCredit.

Global Bondholder Services Corporation is serving as information agent in connection with the Offers. The information agent will assist with the mailing of this Offer to Purchase and related materials to Holders of Notes, respond to inquiries of and provide information to Holders of Notes in connection with the Offers and provide other similar advisory services as CompuCredit may request from time to time. U.S. Bank National Association has been appointed as depositary for the Offers. CompuCredit will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith). CompuCredit will also indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and IRS Form W-9 (including any materials appended thereto, collectively the “Offering Materials”) should be directed to the dealer manager or to the information agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

FEES AND EXPENSES

CompuCredit will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and related documents to the beneficial owners of the Notes. CompuCredit will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be credited to the account of any person other than the Holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Offers, then the amount of any such transfer tax (whether imposed on the Holder of Notes or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering Holder. Any remaining amount will be billed directly to such tendering Holder.

AVAILABLE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

CompuCredit is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of CompuCredit’s filings are available at that web site.  You also may obtain free copies of the documents CompuCredit files with the SEC by going to the “For Investors” section of CompuCredit’s website at www.compucredit.com. The information provided on CompuCredit’s website is not part of this Offer to Purchase, and is not incorporated herein by reference.

We are “incorporating by reference” into this Offer to Purchase certain information that we (or CompuCredit Corporation prior to the Reorganization) filed with the SEC. This means that we can disclose important business, financial and other information to you by referring you to the documents containing this information. We incorporate by reference into this Offer to Purchase the documents listed below (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or Item 7.01, or any related exhibit, of any Current Report on Form 8-K):

●
CompuCredit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (as filed on February 25, 2009) including certain information incorporated by reference therein from CompuCredit Corporation’s definitive proxy statement for the 2009 Annual Meeting of Stockholders (as filed on April 6, 2009);

●
CompuCredit Corporation’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009 (as filed on May 11, 2009), June 30, 2009 (as filed on August 10, 2009), and September 30, 2009 (as filed on November 9, 2009); and

●	CompuCredit Corporation’s Current Reports on Form 8-K filed on July 7, 2009, December 7, 2009 and January 4, 2010.

Pursuant to Exchange Act Rule 13e-4, CompuCredit has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

MISCELLANEOUS

Other than with respect to the depositary, the information agent, the dealer manager, neither CompuCredit nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by CompuCredit or any of its affiliates to provide any information or to make any representations in connection with the Offers, other than those expressly set forth in this Offer to Purchase, the accompanying Letter of Transmittal and the related documents, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by CompuCredit or any of its affiliates. The delivery of this Offer to Purchase, the accompanying Letter of Transmittal and the related documents shall not, under any circumstances, create any implication that the information set forth therein is correct as of any time after the date thereof.

From time to time after ten business days following the Expiration Date or termination of the Offers, CompuCredit and its affiliates may acquire Notes that remain outstanding, if any, whether or not the Offers are consummated, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as CompuCredit or its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. CompuCredit cannot assure you as to which, if any, of these alternatives (or combinations thereof) CompuCredit or its affiliates might pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in Offer to Purchase, the accompanying Letter of Transmittal and the related documents other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by CompuCredit, the trustee, the dealer manager, the depositary, the information agent or any other person. The delivery of this Offer to Purchase and the accompanying Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of CompuCredit since the date thereof, or that the information therein is correct as of any time after the date thereof.

Requests for assistance in completing and delivering the accompanying Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and other related documents should be directed to the information agent.

The depositary for the Offers is:

U.S. Bank National Association

By Registered or Certified Mail, Hand or by Overnight Courier:

U.S. Bank National Association
West Side Flats Operations Center
Attention: Specialized Finance
60 Livingston Avenue
Mail Station—EP-MN-WS2N
St. Paul, Minnesota 55107-2292

Facsimile Transmission Number: (651) 495-8158 Attention: Specialized Finance (For Eligible Institutions Only)	To Confirm Receipt of Facsimile by Telephone: (800) 934-6802

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the dealer manager at the telephone numbers and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The information agent manager for the Offers is:

Global Bondholder Services Corporation

Global Bondholder Services Corporation
65 Broadway – Suite 723
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free (866)-952-2200

The dealer manager for the Offers is:

UBS Investment Bank

UBS Investment Bank
677 Washington Boulevard
Stamford, CT 06901
+1 (888) 719 - 4210 (U.S. toll-free)
+1 (203) 719 - 4210 (call collect)